Exhibit 6.16

Aqua Quest International, Inc.

AGREEMENT FOR EDUCATIONAL COOPERATION

Dated as of September 10, 2012

Between

Aqua Quest International, Inc.

and the

Florida Institute of Technology

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AGREEMENT FOR EDUCATIONAL COOPERATION entered into as of September ___, 2012, at Melbourne, Florida, United States of America, by and between Aqua Quest International, Inc., 719 Pent Street, Tarpon Springs, Florida 34689,(hereinafter called “Aqua Quest”). and Marine and Environmental Systems, Florida Institute of Technology, 150 W. University Blvd., Melbourne, Florida 32901 (hereinafter called “FIT”), collectively hereinafter referred to as the "Parties" and individually as a “Party.”

WHEREAS, Aqua Quest is in the business of searching for, recovering, preserving and displaying historical artifacts, and

WHEREAS, FIT is an institution of higher learning, offering ocean engineering undergraduate and graduate programs, being one of 20 ocean engineering programs in the United States, and

Wheres, FIT wishes to work closely with Aqua Quest in its efforts  in order to  forward and enhance FIT's educational, research, engineering and archaeological efforts, and

WHEREAS, the Parties wish to establish a framework for their cooperation,

NOW, THEREFORE, in consideration for the mutual promises and representations contained herein, the Parties agree as follows:

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ARTICLE I

Manner of Cooperation

          Section 1.1. Cooperation in Honduras. The Parties agree to work together in Honduras on remote sensing and ROV operations. FIT will provide Aqua Quest with student interns. Aqua Quest will provide educational and practical experience for FIT students in a program to be designed and approved by the Parties.

          Section 1.2. Student Facilities. Aqua Quest will provide the work platform, housing and food for students. The students will be responsible for their transportation to and from Honduras. Aqua Quest will provide insurance in Honduras. Aqua Quest will receive a weekly payment per student accepted based on a percentage of FIT course tuition with such amount to be agreed upon by the Parties.

          Section 1.3. Disclaimer of Liabilities. The Parties agree to hold each other harmless release in the event of injury or death of any person, including the student. Students shall be required to sign appropriate releases of liability before participating, recognizing the risk of such operations and assuming the risk.

          Section 1.4. No Agency. The Parties are not agents of each other.

          Section 1.5. Publicity. The Parties shall cooperate in communicating with the public about their activities in such a way as to maximize their mutual benefit. FIT recognizes that Aqua Quest has certain duties in communicating with its investors and Aqua Quest recognizes that FIT has certain needs and wants in communicating with its relevant publics.

ARTICLE II

Mutual Protection

          Section 2.1 Other Businesses of the Parties. The Parties now conduct other activities and business that is entirely separate from their mutual activities. The Parties shall have the right to keep their other activities and business as confidential to themselves.

          Section 2.2. Expenses. The Parties are not authorized to incur any expenses on behalf of the other Party in performing their duties hereunder.

          Section 2.3. Confidential Information. The Parties may from time to time impart information to each other on their respective businesses and may impart to the other confidential information about their business, business methods, technology, clients, business contacts, connections, prospects and leads, accounts, policies, trade secrets, and financial and other information (collectively "such information"). The Parties hereto agree that such information and the confidentiality of such information is vital to their continued success. Such information is to be held strictly confidential. The Parties agree not to use any of such information to compete with each other in any relevant or similar market to that of a Party for two years following the termination of the relationship. The Parties agree that they will not divulge such information to any other persons or parties for any reason without the express written consent of the other Party. The Parties agree that they will not make any copies, in whatever form, of such information. The Parties agree that such information is the property of the other Party and may not be removed from a Party's premises. The Parties agree that such information is for use by a Party only as approved by the other Party. This provision shall remain in effect after the termination of the relationship of the Parties.

          Section 2.4. Return of Material. The Parties agree to surrender to the other Party any material or information of the other Party in the Party's possession at the time the relationship is ended. The Parties further agree to fully cooperate in the orderly conclusion of the relationship, including turning over any work in progress.

          Section 2.5. Non-Solicitation of Employees. The Parties agree that during the term of this relationship and for a period of two years after the end of the relationship, they will not attempt to solicit any of the other Party's employees to leave the company or employment or otherwise interfere with their employment relationship with a Party.

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           Section 2.6. Non-Competition. The Parties agree that during the term of this relationship and for a period of two years after the end of the relationship, they will not attempt to compete with or solicit any of the other Party's customers or otherwise interfere with business relationships of a Party in any relevant market, directly or indirectly through any affiliate.

           Section 2.7. Transactions Involving Public Entities. In the case of transactions involving publicly traded companies, the Parties agree that they will not use information provided by the other Party to trade in the securities of the public company.

          Section 2.8. Trade Secrets. The Parties hereby agree and stipulate that any confidential information of the Parties shall be deemed a "trade secret" as that term is defined under the Economic Espionage Act of 1996 (the "Act"), and further agree and stipulate that the Parties by this Agreement have taken all reasonable steps under the Act to keep such information secret.

ARTICLE III

Amendments and Notices

          Section 3.1. Amendments in Writing. No amendment or addition to this Agreement shall be effective unless agreed to in writing by the Parties. All amendments or additions will be executed in the form of an Addendum to this Agreement constituting an integral part thereof.

           Section 3.2. Notices. All notices or requests in connection with this Agreement shall be in writing. Such notices may be sent by verified facsimile transmission followed by registered or certified mail, or by registered or certified mail.

          Section 3.3. Addresses. For all official correspondence the Parties shall use the addresses, phone and fax numbers of each other stipulated below in this Agreement. The Parties must promptly inform each other about all changes in their addresses and telecommunication numbers.

ARTICLE IV

Miscellaneous

           Section 4.1.  Survival of Terms.  Both Parties shall have the right to terminate the relationship at will on 90 days notice, but the protective and confidentiality provisions contained hereinabove as part of this Agreement shall remain in full force.

           Section 4.2. Waiver. The waiver by a Party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by a Party. All waivers must be express, in writing, and signed. All waivers will be strictly construed.

          Section 4.3. Rights and Obligations.  The rights and obligations of a Party under this Agreement shall inure to the benefit of and shall be binding upon a Party's employees, directors, officers, agents, affiliates, associates, successors and assigns.

          Section 4.4. Disputes. Disputes under this Agreement shall be submitted to binding arbitration by the American Arbitration Association in Orlando, Florida in English. A Party shall be entitled to enforce any of the protective provisions of this Agreement by court order without posting bond. Any Party demonstrably guilty of criminal conduct is not entitled to arbitration, at the option of the injured Party. A party may obtain a court order to enforce any protective provision of this Agreement.

           Section 4.5. Modifications. All waivers or modifications of this Agreement must be in writing and signed by all Parties.

           Section 4.6. Further Assurances. The Parties will execute such further documents and action necessary or appropriate to carry out the purposes of this Agreement.

           Section 4.7. Integration. This Agreement replaces all written or oral prior agreements about the subject matter between the Parties.

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ARTICLE V

Addresses

Aqua Quest International, Inc.

719 Pent Street

Tarpon Springs, FL 33556

Phone: (727) 743-6008

Fax: (727) __________

Attention: Captain Robert H. Mayne, Jr.

Marine and Environmental Systems

Florida Institute of Technology

150 W. University Blvd

Melbourne, Florida 32901

Phone: (321) 674-8096

Fax: (321) 674-7212

Attention: Dr. George A. Maul

Professor of Oceanography

Head of the Department of Marine and Environmental Systems

College of Engineering

copy to:

Dr. Stephen L. Wood

Ocean Engineering Program Chair

Department of Marine and Environmental Systems

College of Engineering

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          IN WITNESS WHEREOF, the Parties hereto, by their respective officers duly authorized, have caused this Agreement to be duly executed and delivered as of the date first above written.

Aqua Quest International, Inc.

   /s/ Robert H. Mayne

By: ___________________________________

Captain Robert H. Mayne, Jr. President

Florida Institute of Technology

   /s/ Dr. George A. Maul

By:___________________________________

Dr. George A. Maul

Professor of Oceanography

Head of the Department of Marine and Environmental Systems

College of Engineering

   /s/ Stephen L. Wood

By:___________________________________

Dr. Stephen L. Wood

Ocean Engineering Program Chair

Department of Marine and Environmental Systems

College of Engineering

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